SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)           December 19, 1996
                                                     --------------------------



                             AMERICAN STUDIOS, INC.
             (exact name of registrant as specified in its charter)



     North Carolina                     0-20510                 56-1758321
(State or other jurisdiction        (Commission File           (IRS Employer
    of incorporation)                    Number)            Identification No.)



11001 Park Charlotte Boulevard, Charlotte North Carolina          28273
(Address of principal executive offices)                        (Zip Code)



       Registrant's telephone number, including area code  (704) 588-4351



-------------------------------------------------------------------------------
         (Former name or former address, if changes since last report).

ITEM 5.    OTHER EVENTS

On December 18, 1996, American Studios, Inc. issued the attached Press Release.

FOR IMMEDIATE RELEASE
December 18, 1996



               PCA INTERNATIONAL, INC. and AMERICAN STUDIOS, INC.
    Executive Definitive Agreement for PCA to Acquire ASI at $2.50 Per Share



Matthews, North Carolina, December 18, 1996 - PCA International, Inc. (NASDAQ:
PCAI) and American Studios, Inc. (NASDDAQ: AMST) announced today that they have entered into a definitive agreement on December 17, 1996, under which PCA will acquire American Studios for $2.50 per share in cash. The total purchase price offered by PCA for the approximately 21.4 million shares of American Studios outstanding, plus assumption of debt and capital lease obligations, is approximately $66 million.

The transaction has been unanimously approved by the Boards of Directors of both companies. Under the agreement, a subsidiary of PCA will commence a cash tender offer for all American Studios shares at $2.50 per share. Consummation of the tender offer will be subject to, among other things, the tender of a majority of the outstanding shares on a fully diluted basis and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The tender offer is to be followed by a merger pursuant to which each remaining share will be converted into the right to receive the cash price per share paid in the offer.

PCA also stated that it has entered into agreements with certain members of management and other stockholders of American Studios pursuant to which such persons owning an aggregate of approximately 57% of the current outstanding shares have agreed to tender their shares into PCA's offer. Included in such amount, such persons owning an aggregate of approximately 46% of the current outstanding shares have granted PCA an option to purchase such shares under certain circumstances. In addition, certain members of management of American Studios have entered into non-compete and employment agreements with PCA to become effective upon closing of the offer.

NationsBank, N.A., and NationsBanc Capital Markets, Inc., have delivered to PCA a commitment letter providing for the arrangement and syndication of credit facilities in an aggregate principal amount of up to $100 million. The credit facilities will be available to finance the tender offer and merger and to provide for working capital and general corporate purposes.

The tender offer will be made only pursuant to definitive offering documents, which will be filed with the Securities and Exchange Commission and mailed to stockholders of American Studios promptly.

American Studios provides portrait photography services in approximately 2,000 Wal*Mart stores in the United States and Mexico. American Studios operates approximately 850 permanent studios with traveling portrait promotions conducted periodically in the remaining Wal*Mart stores it services. The company also provides traveling fashion photography services in selected Wal*Mart stores.

PCA International, Inc., provides professional portrait services in 1,577 permanent studios in the United States, Canada, and Puerto Rico. PCA presently operates 1,376 studios in K-mart stores in the United States and Puerto Rico; 87 studios in Wal*Mart stores in the United States, Canada, and Puerto Rico; and 114 studios in PETsMART stores in the United States and Canada.


CONTACTS:

Bruce A. Fisher                                      Shawn W. Poole
Senior Vice President                                Executive Vice President
Chief Financial Officer                              Chief Financial Officer
PCA International, Inc.                              American Studios, Inc.
(704) 847-8011, Ext. 2404                            (704) 588-4351, Ext. 5310

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                       AMERICAN STUDIOS, INC.
                                            (Registrant)


                                       /S/ Shawn W. Poole
                                       ----------------------------------
                                       Shawn W. Poole
                                       Chief Financial Officer (Principal
                                       Financial Officer and Principal
                                       Accounting Officer)

Dated:  December 19, 1996